Exhibit 99.1

Climb Global Solutions Reports First Quarter 2023 Results

Net Sales up 19% to $85.0 Million; Net Income up 23% to $3.3 Million or $0.74 per Share; Adjusted EBITDA (non-GAAP) up 33% to $5.7 Million

Eighth Consecutive Quarter of Double-Digit Profitability Improvements

EATONTOWN, N.J., May 3, 2023 -- Climb Global Solutions, Inc. (NASDAQ:CLMB) (“Climb” or the “Company”), a value-added global IT channel company providing unique sales and distribution solutions for innovative technology vendors, is reporting results for the first quarter ended March 31, 2023.

First Quarter 2023 Summary vs. Same Year-Ago Quarter

●Net sales increased 19% to $85.0 million.
●Adjusted gross billings (a non-GAAP financial measure defined below) increased 29% to $306.7 million.
●Gross profit increased 27% to $15.2 million.
●Net income increased 23% to $3.3 million or $0.74 per diluted share.
●Adjusted EBITDA (a non-GAAP financial measure defined below) increased 33% to $5.7 million.

Management Commentary

"The momentum from our record 2022 has carried into the first quarter, as reflected by material growth across all key financial metrics when compared to the prior year period,” said CEO Dale Foster. “Our strong performance was driven by the continued execution of our core initiatives and integration of Spinnakar, which was acquired in August of last year. As further referenced below, when excluding Spinnakar from our results, we still generated double-digit growth on both the top and bottom line, demonstrating our ability to deepen relationships with existing customers while adding new, innovative vendors to our line card.

“Looking ahead, we are well-positioned to continue driving organic growth and further improving operating leverage. With our strong balance sheet, we will continue to diligently evaluate M&A opportunities that can enhance our global footprint and strengthen our service and solution offerings. Our performance in the first quarter has set the tone for 2023, and we look forward to delivering another year of exceptional growth and profitability.”

Dividend

Subsequent to quarter end, on May 2, 2023, Climb’s board of directors declared a quarterly dividend of $0.17 per share of its common stock payable on May 19, 2023, to shareholders of record on May 15, 2023.

First Quarter 2023 Financial Results

Net sales in the first quarter of 2023 increased 19% to $85.0 million compared to $71.3 million for the same period in 2022. This reflects double digit organic growth from new and existing vendors, as well as a contribution from the Company’s acquisition of Spinnakar in August 2022, offset by a slight reduction due to the impact of foreign currency exchange (“FX”). In addition, adjusted gross billings in the first quarter of 2023 increased 29% to $306.7 million compared to $238.7 million in the year-ago period.

Gross profit in the first quarter of 2023 increased 27% to $15.2 million compared to $12.0 million for the same period in 2022. The increase was primarily driven by organic growth of 20% from new vendors and the Company’s top 20 vendors in both North America and Europe, as well as a contribution from the Company’s acquisition of Spinnakar, less the FX impact of our international business.

Selling, general, and administrative (“SG&A”) expenses in the first quarter of 2023 were $10.3 million compared to $8.2 million in the year-ago period. SG&A as a percentage of net sales was 12.1% compared to 11.6% in the same period in 2022. SG&A as a percentage of adjusted gross billings decreased to 3.3% for the first quarter of 2023 compared to 3.5% in the year-ago period.

Net income in the first quarter of 2023 increased 23% to $3.3 million or $0.74 per diluted share, compared to $2.7 million or $0.61 per diluted share for the same period in 2022. Net income as a percentage of gross profit for the first quarter of 2023 was 21.9% compared to 22.6% in the year-ago period.

Adjusted EBITDA in the first quarter of 2023 increased 33% to $5.7 million compared to $4.2 million for the same period in 2022. The increase was driven by organic growth from both new and existing vendors, as well as contribution from the Company’s acquisition of Spinnakar. Effective margin, which is defined as adjusted EBITDA as a percentage of gross profit, increased 170 basis points to 37.2% compared to 35.5% for the same period in 2022.

On March 31, 2023, cash and cash equivalents were $61.7 million compared to $20.2 million on December 31, 2022, while working capital increased by $3.0 million during this period. The increase in cash was primarily attributed to the timing of receivable collections and payables. The Company expects cash and cash equivalents to return to normalized levels moving forward. Climb had $1.7 million of outstanding debt on March 31, 2023 from the term loan closed in April of 2022, for which the proceeds were used to fund certain capital expenditures, with no borrowings outstanding under either its $20 million or £8 million credit facilities.

For more information on the non-GAAP financial measures discussed in this press release, please see the section titled, “Non-GAAP Financial Measures,” and the reconciliations of non-GAAP financial measures to their nearest comparable GAAP financial measures at the end of this press release.

Conference Call

The Company will conduct a conference call tomorrow, May 4, 2023, at 8:30 a.m. Eastern time to discuss its results for the first quarter ended March 31, 2023.

Climb management will host the conference call, followed by a question-and-answer period.

Date: Thursday, May 4, 2023
Time: 8:30 a.m. Eastern time
Dial-in registration link: here
Live webcast registration link: here

If you have any difficulty registering or connecting with the conference call, please contact Elevate IR at (720) 330-2829.

The conference call will also be available for replay on the investor relations section of the Company’s website at www.climbglobalsolutions.com.

About Climb Global Solutions

Climb Global Solutions, Inc. (NASDAQ:CLMB) is a value-added global IT distribution and solutions company specializing in emerging and innovative technologies. Climb operates across the US, Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter and Cloud Know How. The Company provides IT distribution and solutions for companies in the Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud, and Software & ALM industries.

Additional information can be found by visiting at www.climbglobalsolutions.com.

Non-GAAP Financial Measures

Climb Global Solutions uses non-GAAP financial measures, including adjusted gross billings and adjusted EBITDA, as supplemental measures of the performance of the Company’s business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Climb’s financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The attached tables provide definitions of these measures and a reconciliation of each non-GAAP financial measure to the most nearly comparable measure under U.S. GAAP.

Forward-Looking Statements

The statements in this release, other than statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements are subject to certain risks and uncertainties. In this press release, many of the forward-looking statements may be identified by words such as ”look forward,” “believes,” “expects,” “intends,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “under construction,” “in development,” “opportunity,” “target,” “outlook,” “maintain,” “continue,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, competitive pricing pressures, the successful integration of acquisitions, contribution of key vendor relationships and support programs, inflation, as well as factors that affect the software industry in general. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described in the section entitled “Risk Factors” contained in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and from time to time in the Company’s filings with the Securities and Exchange Commission.

Company Contact

Drew Clark
Chief Financial Officer
(732) 389-0932
drew@climbgs.com

Investor Relations Contact

Sean Mansouri, CFA
Elevate IR
(720) 330-2829
CLMB@elevate-ir.com

CLIMB GLOBAL SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	March 31,	December 31,
	2023	2022

ASSETS
Current assets
Cash and cash equivalents	$61,741	$20,245
Accounts receivable, net of allowance for doubtful accounts of $728 and $842, respectively	126,385	154,596
Inventory, net	4,064	4,766
Vendor prepayments and advances	—	890
Prepaid expenses and other current assets	7,837	4,141
Total current assets	200,027	184,638

Equipment and leasehold improvements, net	4,575	3,515
Goodwill	19,220	18,963
Other intangibles, net	19,485	19,693
Right-of-use assets, net	1,137	1,235
Accounts receivable long-term	1,524	3,114
Other assets	472	350
Deferred income tax assets	92	348
Total assets	$246,532	$231,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$173,060	$160,650
Lease liability, current portion	497	521
Term loan, current portion	525	520
Total current liabilities	174,082	161,691

Lease liability, net of current portion	1,190	1,296
Deferred income tax liabilities	4,183	4,137
Term loan, net of current portion	1,159	1,292
Non-current liabilities	1,825	2,866
Total liabilities	182,439	171,282

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized; 5,284,500 shares issued: 4,516,652 and 4,478,432 shares outstanding, respectively	53	53
Additional paid-in capital	32,495	32,715
Treasury stock, at cost, 767,848 and 806,068 shares, respectively	(12,679)	(13,230)
Retained earnings	46,479	43,904
Accumulated other comprehensive loss	(2,255)	(2,868)
Total stockholders’ equity	64,093	60,574
Total liabilities and stockholders’ equity	$246,532	$231,856

CLIMB GLOBAL SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended
	March 31,
	2023	2022

Net sales	$85,040	$71,319

Cost of sales	69,831	59,338

Gross profit	15,209	11,981

Selling, general and administrative expenses	10,263	8,249
Amortization & depreciation expense	713	357
Total selling, general and administrative expenses	10,976	8,606

Income from operations	4,233	3,375

Interest, net	112	(10)
Foreign currency transaction gain	44	143
Income before provision for income taxes	4,389	3,508
Provision for income taxes	1,065	796

Net income	$3,324	$2,712

Income per common share - Basic	$0.74	$0.61
Income per common share - Diluted	$0.74	$0.61

Weighted average common shares outstanding - Basic	4,366	4,309
Weighted average common shares outstanding - Diluted	4,366	4,309

Dividends paid per common share	$0.17	$0.17

Reconciliation of GAAP and Non-GAAP Financial Measures (unaudited)

(Amounts in thousands, except per share data)

The table below presents net sales reconciled to adjusted gross billings (Non-GAAP):

	Three months ended
	March 31,
	2023	2022
Adjusted Gross Billings (Non-GAAP) (1)

Net sales	$85,040	$71,319
Costs of sales related to sales where the Company is an agent	221,672	167,378
Adjusted gross billings (Non-GAAP)	$306,712	$238,697

(1)	We define adjusted gross billings as net sales in accordance with US GAAP, adjusted for the cost of sales related to sales where the Company is an agent. We provided a reconciliation of adjusted gross billings to net sales, which is the most directly comparable US GAAP measure. We use adjusted gross billings of product and services as a supplemental measure of our performance to gain insight into the volume of business generated by our business, and to analyze the changes to our accounts receivable and accounts payable. Our use of adjusted gross billings of product and services as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted gross billings of product and services or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The table below presents net income reconciled to adjusted EBITDA (2):

	Three months ended
	March 31,
	2023	2022
Net income reconciled to adjusted EBITDA:

Net income	$3,324	$2,712
Provision for income taxes	1,065	796
Depreciation and amortization	713	357
Interest expense	28	15
EBITDA	5,130	3,880
Share-based compensation	529	369
Adjusted EBITDA	$5,659	$4,249

	Three months ended
	March 31,
	2023	2022
Components of interest, net

Amortization of discount on accounts receivable with extended payment terms	$(11)	$(3)
Interest income	(129)	(2)
Interest expense	28	15
Interest, net	$(112)	$10

(2)	We define adjusted EBITDA, as net income, plus provision for income taxes, depreciation, amortization, share-based compensation and interest. We define effective margin as adjusted EBITDA as a percentage of gross profit. We provided a reconciliation of adjusted EBITDA to net income, which is the most directly comparable US GAAP measure. We use adjusted EBITDA as a supplemental measure of our performance to gain insight into our businesses profitability when compared to the prior year and our competitors. Adjusted EBITDA is also a component to our financial covenants in our credit facility. Our use of adjusted EBITDA has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, or similarly titled measures differently, which may reduce their usefulness as comparative measures.